UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:
	:	Chapter 11 Case No.
WORLDCOM, INC., et al.,	:	02-13533 (AJG)
:
	:	(Jointly Administered)
Debtors.	:
x

SECOND SUPPLEMENT

TO DEBTORS’ DISCLOSURE STATEMENT PURSUANT TO

SECTION 1125 OF THE BANKRUPTCY CODE, DATED MAY 23, 2003

WEIL, GOTSHAL & MANGES LLP

    Attorneys for Debtors and

    Debtors in Possession

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Dated:	New York, New York
August 6, 2003

Introduction

On July 9, 2003, WorldCom, Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, “WorldCom” or the “Debtors”), filed the Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”).1

By orders entered on May 28, 2003 and July 10, 2003, the Bankruptcy Court approved the Debtors’ Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated May 23, 2003, and the first Supplement thereto, dated July 9, 2003 (the “First Supplement”), as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors’ creditors to make an informed judgment whether to accept or reject the Plan.

On July 31, 2003, the Bankruptcy Court entered the Order (I) Directing Debtors to File a Second Supplement to Debtors’ Disclosure Statement; (II) Setting Objection Deadline Related Thereto; and (III) Extending Voting Deadlines and Adjourning Date for Commencement of Confirmation Hearing (the “July 31st Order”). In accordance with the July 31st Order, the Debtors filed a proposed second supplement to the Disclosure Statement. On August 6, 2003, the Bankruptcy Court signed the Order Approving the Second Supplement to the Disclosure Statement (the “Second Supplemental Disclosure Statement Order”). A copy of the Second Supplemental Disclosure Statement Order is annexed hereto as Exhibit “A.” This Second Supplement provides disclosure in respect of recent investigations and actions by certain governmental agencies and departments and sets forth the Debtors’ position with respect to the allegations raised thereby, the potential impact, if any, on the Debtors’ estates, and other related information.

Pursuant to the July 31st Order, the Confirmation Hearing has been adjourned and is now scheduled to commence on September 8, 2003 at 10:00 a.m. Eastern Time, before the Honorable Arthur J. Gonzalez, United States Bankruptcy Judge, at the United States District Court for the Southern District of New York, Daniel Patrick Moynihan United States Courthouse, 500 Pearl Street, 9th Floor Courtroom, New York, New York 10007-1312. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan related solely to issues raised in this Supplement must be filed with the Bankruptcy Court and served so that they are actually received on or before August 19, 2003 at 4:00 p.m. (Eastern Time). The deadline to file objections to the confirmation of the Plan related to all other issues has expired, unless such deadline for a particular party was extended by the Debtors prior to July 28, 2003. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

PURSUANT TO THE JULY 31ST ORDER, THE DEADLINE FOR CASTING VOTES ON THE PLAN HAS BEEN EXTENDED TO 4:00 P.M. (EASTERN TIME) ON AUGUST 26, 2003 (THE “VOTING DEADLINE”).    Accordingly, the Second Supplemental Disclosure Statement Order provides that all Ballots and Master Ballots must be properly executed, completed, and the original thereof, must be delivered to the Debtors’ solicitation and tabulation agent so as to be actually received by the Debtors’ solicitation and tabulation agent on or before the Voting Deadline. Holders of Claims entitled to vote may change their votes by submitting, on or before the Voting Deadline, a Ballot or Master Ballot that complies with the voting procedures set forth in the Disclosure Statement Order, the First Supplemental Disclosure Statement Order, and the Second Supplemental Disclosure Statement Order, as applicable. If you need a Ballot or additional copies of the Disclosure Statement, the supplements thereto, or solicitation materials, please call the Debtors’ voting agent, Innisfree M&A Incorporated, at (877) 825-8621 (banks and brokers call (212) 750-5833).

The statements contained in this Second Supplement are made as of the date hereof unless another time is specified herein, and the delivery of this Second Supplement shall not create an implication that there has been no change in the information stated since the date hereof. Holders of Claims should carefully read this Second

[1]	Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms in the Plan.

1

Supplement, the First Supplement, and the Disclosure Statement in their entirety, including the Plan, prior to voting on the Plan. This Second Supplement, the First Supplement, and the Disclosure Statement have not been filed with, reviewed, or approved or disapproved by the SEC and the SEC has neither passed upon the accuracy or adequacy of the information contained herein.

The Official Committee of Unsecured Creditors urges creditors to vote to accept the Plan. (An ad hoc committee comprised of holders of approximately $230 million of the estimated $2.8 billion in trade claims in Class 6 WorldCom General Unsecured Claims filed an objection to this Second Supplement (Docket No. 8101), which objection was joined on the record by certain dissenting MCI bondholders holding approximately $271 million of MCIC Subordinated Debt Claims and $87 million of MCIC Senior Debt Claims.)

Debarment Proceedings of the United States General Services Administration

On July 31, 2003, the United States General Services Administration (the “GSA”) announced the proposed debarment of WorldCom from participation in federal procurement and nonprocurement programs. The GSA cited weaknesses in the Company’s accounting controls and the need to improve and enhance their newly established ethics office as the grounds for its decision to initiate debarment proceedings. As a result, until WorldCom remedies these concerns, WorldCom will be ineligible to be awarded new contracts with the federal government or new subcontracts with government contractors, and existing contracts will not be renewed or otherwise extended. Under the proposed debarment, a government agency may, however, conduct new business with WorldCom for a compelling reason. The proposed debarment will not affect WorldCom’s existing contracts with state and federal government customers.

Since WorldCom disclosed its discovery of accounting irregularities in June 2002, the Debtors have diligently worked to implement new internal accounting controls and to create and strengthen its ethics office. In furtherance thereof, the Debtors have created internal controls task teams designed to address material weaknesses which their external auditors observed, hired more than 400 accounting professionals, thereby overhauling their accounting department, and have retained Deloitte & Touche to assist with the internal controls project. Additionally, the Debtors’ ethics office continues to expand its size, scope and impact within the Debtors’ organization. As such, the Debtors are working toward remedying the concerns of the GSA as quickly as practicable.

The Debtors have examined the Revised Projected Financial Information annexed to the First Supplement in light of the GSA action and a discussion of the financial impact is set forth on Exhibit “B” hereto. Based upon this review, the Company believes that the proposed debarment of the Company from government contracts does not have an impact on the feasibility of the Plan.

Investigation of the Department of Justice Into Allegations of Improper Routing of Network Traffic

The United States Attorney for the Southern District of New York (the “U.S. Attorney”) has issued a subpoena and opened an investigation relating to alleged projects of MCI Communications Corporation and its subsidiaries that would have resulted in the routing of network traffic or alteration of transmission data in a manner intended to unlawfully avoid or reduce access charges payable to the local exchange companies serving the called party. The Company is cooperating fully with the U.S. Attorney’s office in this matter. Based on a preliminary internal review, the Company believes that its current practices in terminating calls comply with all legal and regulatory requirements. The Debtors believe that this investigation will not have a material impact on the feasibility of the Plan.

Alleging injury based on these practices, AT&T has filed a “second” objection to confirmation of the Plan in the Bankruptcy Court seeking to amend certain provisions of the Plan to protect its rights to file a claim that it asserts arose during the post-petition, pre-confirmation period. The substance of AT&T’s allegations is that the Debtors collaborated with one or more other carriers to defraud AT&T through an arrangement whereby the Company was relieved of its obligation to pay certain “access” charges to rural telephone companies for terminating the Company’s long-distance traffic, while those charges were fraudulently imposed instead on AT&T.

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It is the Debtors’ belief that the filing of this objection, and AT&T’s threat to take legal action against the Company, will not have a material impact on the feasibility of the Plan. After a preliminary review of the factual and legal claims that form the basis of the substantive allegations, the Company believes the claims to be without merit. It appears instead that the claims were intended to generate negative publicity against the Company, and that the Company will be able to avoid the harm intended to be imposed on the Company by describing the true factual circumstances that are involved in AT&T’s charges and explaining why AT&T’s legal claims are frivolous. In fact, AT&T does not need any relief from the Bankruptcy Court to assert claims that it contends arose during the postpetition, pre-confirmation period, since it could easily file an Administrative Claim for any damages allegedly suffered during this period. Based upon the Debtors’ review of the AT&T objection, it appears that the damages claimed (even if sustained) are insignificant to either AT&T or the Debtors. Accordingly, on August 4, 2003, the Debtors filed the “Debtors’ Response to Allegations Set Forth in Second Objection of AT&T Corp. to Confirmation of the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code” (the “Response”) (Docket No. 8037). The Response was filed at this time, rather than in the normal course, to prevent further harm arising out of the negative publicity associated with AT&T’s false allegations.

The Response shows that the Company has had an entirely lawful and legitimate contractual relationship with another telephone company named Onvoy, Inc. (“Onvoy”) to terminate some of the Company’s long-distance traffic, and that the Company’s practices with Onvoy were in every respect lawful and legitimate. As long as efforts were not made to unlawfully conceal or otherwise disguise calls terminated under the Onvoy agreement, the practices described above are lawful and the Company’s review leads it to the conclusion that its arrangements with Onvoy were lawful in all respects. The Debtors have requested AT&T to provide documentation substantiating its allegations, but AT&T has declined to do so. Accordingly, the Company believes that it will establish that the claims alleged in the AT&T objection are frivolous. Finally, the savings associated with the Company’s “least-cost routing” practices are de minimis in comparison to the total access charges paid by the Company annually. Under any analysis, the allegations will have no material impact on the feasibility of the Plan.

Investigation of the FCC Into Allegations of Improper Routing of Network Traffic

The Enforcement Bureau of the FCC has also initiated a review of the allegations that WorldCom may have violated certain FCC rules by withholding, substituting, or modifying information associated with interstate interexchange traffic. In furtherance of this investigation, the FCC has requested that WorldCom provide certain information relating to its interstate interconnection practices. WorldCom is promptly acting to provide the FCC the information requested. The Debtors believe that upon a review of the information relating to these practices, the FCC will similarly conclude that the allegations are baseless.

Dated:	New York, New York
August 6, 2003

WORLDCOM, INC., et al.

(for itself and on behalf of each of the Debtors)

By:       /s/    ANASTASIA KELLY

   Name: Anastasia Kelly, Esq.

   Title:   Executive Vice President

& General Counsel

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EXHIBIT A

SECOND SUPPLEMENTAL DISCLOSURE STATEMENT ORDER

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
In re	:
	:	Chapter 11 Case No.
WORLDCOM, INC., et al.,	:	02-13533 (AJG)

	:	(Jointly Administered)
Debtors.	:
x

ORDER APPROVING THE SECOND

SUPPLEMENT TO DISCLOSURE STATEMENT

A hearing having been held on August 6, 2003 (the “Hearing”), to consider the motion, dated August 4, 2003 (the “Motion”), of WorldCom, Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), for entry of an order approving the Second Supplement to Debtors’ Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the “Second Supplement”), all as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. §§ 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and the Debtors having filed with the Court the Second Supplement; and the Court having reviewed and considered the Second Supplement, the Motion, the papers in support thereof and the responses and objections thereto, if any (collectively, “Objections”), and the record of the Hearing; and the Court having found and determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and that the relief requested in the Motion is in the best interests of the Debtors, their estates, and creditors; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor;

IT IS HEREBY FOUND THAT:

A.  Notice of the Motion and the Hearing was served in accordance with the July 31 Order1 and the Case Management Order and such notice constitutes good and sufficient notice to all interested parties and no other or further notice need be provided.

B.  The Second Supplement, together with the Disclosure Statement and the First Supplement, contains “adequate information” within the meaning of section 1125 of title 11 of the United States Code (the “Bankruptcy Code”).

C.  The procedures for transmitting the Second Supplement as required by Rule 3017(d) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) to the beneficial holders of the Debtors’ securities (as more fully set forth in the Motion and below) are adequate and appropriate under the circumstances.

NOW, THEREFORE, IT IS:

ORDERED that the Motion is GRANTED; and it is further

ORDERED that all Objections not otherwise withdrawn or resolved by this Order are hereby OVERRULED in all respects; and it is further

ORDERED that the Second Supplement is APPROVED; and it is further

ORDERED that the Debtors are directed to distribute or cause to be distributed on or before August 11, 2003 a copy of the Second Supplement and this Order to (i) all persons or entities identified in the Debtors’ schedules of liabilities filed pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all

[1]	Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Motion.

amendments and modifications thereto through and including the May 28, 2003 Record Date, as established in the Disclosure Statement Order, (the “Schedules”) as holding liquidated, noncontingent, and undisputed claims, in an amount greater than zero, (ii) all parties having filed proofs of claims in an amount greater than zero or notices of transfers of claims in the Debtors’ chapter 11 cases, (iii) the registered holders of the Debtors’ debt and equity securities as of the May 28, 2003 Record Date, and (d) any other known holders of claims against or equity interests in the Debtors as of the May 28, 2003 Record Date; provided, however, that the Debtors are not required to distribute copies of the Second Supplement to any holder of a claim or interest in Class 1 (Other Priority Claims), Class 3 (Other Secured Claims), Class 7 (WorldCom Subordinated Claims), Class 8 (WorldCom Equity Interests), Class 10 (MCIC Subordinated Debt Claims), Class 14 (Intermedia Preferred Stock), and Class 15 (Intermedia Equity Interests), unless such party makes a specific request in writing for the same; and it is further

ORDERED that the Debtors are directed to distribute or cause to be distributed on or before August 11, 2003 a copy of the Second Supplement and this Order to (i) the United States Trustee for the Southern District of New York, (ii) the attorneys for the statutory unsecured creditors’ committee, (iii) attorneys for the Debtors’ postpetition lenders, (iv) the Securities and Exchange Commission, (v) the Internal Revenue Service, and (vi) all parties that the Debtors are required to serve pursuant to the Case Management Order; and it is further

ORDERED that the Debtors are not required to distribute the Second Supplement to creditors who have timely filed proofs of claim for amounts less than or equal to the amounts scheduled for such claims by the Debtors if the claims have already been paid in the full scheduled amount; provided, however, if, and to the extent that, any such creditor would be entitled to receive the Second Supplement for any reason other than by virtue of the fact that its claim had been scheduled by the Debtors, such creditor will be sent the Second Supplement; and it is further

ORDERED that the Debtors are not required to distribute the Second Supplement to a party to an executory contract who does not hold either an allowed filed or a scheduled claim or who holds a claim listed on the Schedules as contingent, unliquidated, or disputed, unless such party makes a specific request in writing for the same; and it is further

ORDERED that, with respect to addresses from which Disclosure Statement Hearing Notices, Disclosure Statements, or First Supplements were returned as undeliverable by the United States Postal Service, the Debtors are excused from distributing the Second Supplement to those entities listed at such addresses unless the Debtors were provided with accurate addresses for such entities on or before August 6, 2003 and failure to distribute the Second Supplement to such entities will not constitute inadequate notice of the adjournment of the Confirmation Hearing, the extension of the Voting Deadline, or violation of Bankruptcy Rule 3017(d); and it is further

ORDERED that, with respect to the Second Supplements to be distributed to Class 5 (WorldCom Senior Debt Claims), Class 9 (MCIC Senior Debt Claims), Class 11 (Intermedia Senior Debt Claims), and Class 13 (Intermedia Subordinated Debt Claims), the Debtors shall distribute or cause to be distributed the Second Supplement to record holders of the Debtors’ public securities in such classes, including, without limitation, brokers, banks, dealers, or other agents or nominees (collectively, the “Master Agents”), and each Master Agent shall be entitled to receive reasonably sufficient numbers of the Second Supplement to forward to the beneficial owners of those securities for whom such Master Agent is the holder (collectively, the “Beneficial Owners”), and the Debtors shall be responsible for each such Master Agent’s reasonable, actual, and necessary out-of-pocket expenses associated with the distribution of the Second Supplement to the Beneficial Owners of such claims; and it is further

ORDERED that each Master Agent is authorized and directed to forward the Second Supplement to the Beneficial Owners within five (5) business days after the Master Agent’s receipt thereof; and it is further

ORDERED that, prior to the Voting Deadline of 4:00 p.m. (Eastern Time) on August 26, 2003, any creditor may change its vote, upon consideration of the Second Supplement or otherwise, and submit another ballot or master ballot, provided, however, if a creditor casts more than one ballot or master ballot voting the same claim(s) before the Voting Deadline, the last ballot or master ballot received before the Voting Deadline is

A-2

deemed to reflect the voter’s intent, and thus, to supercede any prior ballots or master ballots; provided further, however, the submission of any such ballot(s) and master ballot(s) must comply with the voting procedures set forth in the Disclosure Statement, the Disclosure Statement Order, the Supplemental Disclosure Statement Order, and this Order in order to be counted; and it is further

ORDERED that the Debtors shall publish the Second Supplement electronically on the independent website authorized by the Case Management Order, www.elawforworldcom.com; and it is further

ORDERED that the Debtors are authorized to take or refrain from taking any action necessary or appropriate to implement the terms of and the relief granted in this Order without seeking further order of the Court; and it is further

ORDERED that the requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York for the filing of a memorandum of law is waived.

Dated:	New York, New York
August 6, 2003

/S/ ARTHUR J. GONZALEZ

United States Bankruptcy Judge

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EXHIBIT B

FINANCIAL ANALYSIS OF PROPOSED DEBARMENT

FINANCIAL IMPACT OF PROPOSED DEBARMENT ON THE DEBTORS’ ESTATES

The proposed debarment of the Company by the GSA results in an immediate suspension of the Company’s ability to compete for new federal government contracts and to renew existing contracts when they expire. In order to determine the impact of the proposed debarment, management conducted a preliminary review of its existing federal and state contracts and identified contracts with renewals scheduled over the next 18 months. In addition, the Debtors reviewed the assumptions for new federal and state contracts included in their Business Plan. For purposes of this analysis, the Debtors have assumed that state governmental authorities follow the GSA action and restrict new contracts with the Debtors. Although the Company is restricted from new contracts, the Company is allowed to write new orders on existing contracts, with the exception of the Department of Defense for which additional restrictions apply. The Company is also restricted from new awards to act as a subcontractor to a government contractor.

The financial impact on the Debtors’ estates of the proposed debarment will be dependent to a large extent on the length of time the Company remains on the GSA’s Excluded Parties Listing System. Accordingly, management has estimated the financial impact on the Debtor’s Business Plan under the assumption that the Company is re-certified as of either November 1, 2003 or July 1, 2004. These dates are illustrative. The Debtors believe there is a reasonable possibility that by November 1, 2003 they can substantially remediate the weaknesses in their internal controls identified in the KPMG Memorandum of June 3, 2003 (filed with the Debtors’ Form 8-K of the same date), although there is no assurance that they will be able to satisfy the requirements of the GSA at that time. The Debtors, therefore, also assessed the financial impact of not being re-certified until July 1, 2004, as the Debtors have agreed with the SEC that by June 30, 2004 the Debtors will be in compliance with the audit provisions of Section 404 of the Sarbanes-Oxley Act.

Assuming re-certification as of November 1, 2003, the likely change to the Debtors’ Business Plan would be de minimis during the projection period, while re-certification as of July 1, 2004 would result in a 1.7% reduction in revenue and a 2.9% reduction in EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal 2004.

In the event the Debtors are not re-certified until July 1, 2004, the Company estimates that the impact on the Business Plan would be as follows: (a) a decrease in projected revenue of $218 million in 2004 and $170 million in 2005 related to the inability to obtain new contracts, and (b) a decrease in projected revenue of $209 million in 2004 and $400 million in 2005 related to existing contracts not renewed.

The following tables detail the estimated impact on revenue and EBITDA over the projection period. For further financial information, please refer to “Exhibit D – Revised Projected Financial Information” included in the Supplement to the Disclosure Statement, dated July 9, 2003.

Assumed Re-Certification November 1, 2003

	2003	2004	2005
	($ in millions)

Revenue	$24,475	$24,557	$24,997
Est. Impact of Proposed Debarment	(20)	(45)	(30)

Adjusted Revenue	$24,455	$24,512	$24,907

EBITDA	$2,675	$3,690	4,071
Est. Impact of Proposed Debarment	(8)	(18)	(12)

Adjusted EBITDA	$2,667	$3,672	$4,059
Less: Depreciation & Amortization	(1,462)	(1,656)	(1,841)
Est. Impact of Proposed Debarment	0	0	0

Adjusted EBIT	$1,205	$2,016	$2,218

Assumed Re-Certification July 1, 2004

	2003	2004	2005
	($ in millions)

Revenue	$24,475	$24,557	$24,997
Est. Impact of Proposed Debarment	(20)	(427)	(570)

Adjusted Revenue	$24,455	$24,130	$24,427

EBITDA	$2,675	$3,690	4,071
Est. Impact of Proposed Debarment	(8)	(107)	(143)

Adjusted EBITDA	$2,667	$3,583	$3,928
Less: Depreciation & Amortization	(1,462)	(1,656)	(1,841)
Est. Impact of Proposed Debarment	0	2	6

Adjusted EBIT	$1,205	$1,929	$2,093

Impact on Reorganization Value of Proposed Debarment

As discussed more fully in “Exhibit E – Revised Valuation” included in the Supplement to the Disclosure Statement, dated July 9, 2003, the estimated range of reorganization value of the Reorganized Debtors was assumed to be approximately $10.0 billion to $12.9 billion (with a mid-point estimate of $11.4 billion). This estimate was determined by the Debtors’ financial advisor based upon a review of various valuation methodologies utilizing the Debtors’ revised financial projections prepared as of July 3, 2003.

To the extent that the proposed debarment results in a decline in financial performance, the reorganization value will be adversely impacted. Based upon a preliminary review of information analyzing the financial impact of the proposed debarment, the Debtors’ financial advisors have estimated the likely impact on reorganization value:

(a)	Assuming that the Debtors are re-certified as of November 1, 2003, the likely impact on reorganization value would be de minimis.

(b)	Assuming that the Debtors are re-certified as of July 1, 2004, the likely impact would be a reduction of reorganization value of between $300 million and $550 million, with a mid-point estimate of $425 million (or approximately 3.7% of the $11.4 billion reorganization value).

The determination of the likely impact on reorganization value is predicated on the following: (a) all of the assumptions utilized by the Debtors’ financial advisor in the valuation dated as of July 3, 2003 remain valid (i.e., discount rate, valuation multiples, etc.), (b) the impact on financial performance is as described above, and (c) the impact on valuation does not account for the potential risk that the Debtors might receive re-certification after July 1, 2004.

Impact on Creditor Recoveries

The Plan is premised upon, inter alia, the distribution of approximately 326 million shares of Reorganized MCI Common Stock with an estimated value of $25.00 per share (please refer to “Exhibit E – Revised Valuation” included in the Supplement to the Disclosure Statement, dated July 9, 2003, for more information). To the extent that the proposed debarment results in a reduction in reorganization value, each $100 million reduction of reorganization value would result in a $0.31 decline in the $25.00 theoretical common stock price. Thus, if re-certification does not occur until July 1, 2004, the $25.00 per share theoretical common stock price may be reduced to $23.70 (assuming a $425 million reduction of reorganization value). Nonetheless, the Debtors will not be changing the provisions of the Plan to reflect a different common stock price than the price set forth therein.

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Consistent with the above analysis, the likely impact on creditor recoveries may be as follows:

(a)	Assuming that the Debtors are re-certified as of November 1, 2003, the likely impact on creditor recoveries would be de minimis.

(b)	Assuming that the Debtors are re-certified as of July 1, 2004, the reduction of the theoretical price of Reorganized WorldCom Common Stock would impact creditor recoveries as follows:[1]

•	Class 5 WorldCom Senior Debt Claims – a reduction in estimated recovery from 35.7% to 33.8%;

•	Class 6 WorldCom General Unsecured Claims – a reduction in estimated recovery from 35.7% to 34.8%;

•	Class 11 Intermedia Senior Debt Claims – a reduction in estimated recovery from 93.5% to 88.6%;

•	Class 12 Intermedia General Unsecured Claims – a reduction in estimated recovery from 83.2% to 81.0%; and

•	Class 13 Intermedia Subordinated Debt Claims – a reduction in estimated recovery from 46.4% to 44.0%.

[1]	The reduced estimated creditor recoveries for Classes 5, 11, and 13 calculated herein assume that the holders of Claims in such Classes elect and receive New Common Stock, instead of a combination of New Common Stock and New Notes. However, it is likely that many creditors in Classes 5, 11, and 13 will receive a combination of New Common Stock and New Notes per their election rights set forth in the Plan, in which event such creditors’ estimated recoveries will be reduced in an amount less than as set forth herein.

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